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Exhibit 10.9

AMENDMENT NO. 1 TO SUBLEASE

        This AMENDMENT NO. 1 TO SUBLEASE ("Amendment") is made and entered into as of April 2, 2007 ("Effective Date") by and between MICROMET, INC., a Delaware corporation ("Sublandlord"), and GENOPTIX, INC., a Delaware corporation ("Subtenant").

R E C I T A L S

        A.    Sublandlord (as successor to CancerVax Corporation) and Subtenant are parties to that certain Amended and Restated Sublease Agreement dated as of May 1, 2006 ("Sublease") pursuant to which Sublandlord subleases to Subtenant and Subtenant subleases from Sublandlord approximately 46,527 square feet at 2110 Rutherford Road, Carlsbad, California ("Existing Subleased Premises").

        B.    Sublandlord and Subtenant wish to amend the Sublease in order to expand the size of the Subleased Premises by the addition of approximately 15,091 square feet on the second floor of the Building ("Expansion Space") and to modify the Sublease as set forth herein.

        C.    Unless otherwise defined herein, all capitalized terms have the meanings assigned to them in the Sublease.

        THEREFORE, for consideration received, the parties agree as follows:

        1.     Expansion Space Commencement Date.    The term of the Sublease as to the Expansion Space (the "Expansion Space Term") shall commence on the later of (i) May 1, 2007, or (ii) the date the Master Landlord delivers its written consent to the Amendment to Sublandlord (the "Expansion Space Commencement Date"), and shall expire on the Expiration Date. Commencing on the Expansion Space Commencement Date, all references to the term "Term" in the Sublease shall be deemed to include and refer to the Expansion Space Term. Upon receipt of the Master Landlord's written consent to this Amendment, Subtenant shall have the right to early occupancy of the Expansion Space upon all of the terms and conditions of the Sublease, except that Subtenant shall not be required to pay Base Rent on the Expansion Space until the Expansion Space Commencement Date.

        2.     Expansion Space.    Commencing on the Expansion Space Commencement Date, the term "Subleased Premises" as used in the Sublease shall he deemed to include the Existing Subleased Premises and the Expansion Space as shown on Exhibit A of this Amendment, and the Subleased Premises shall comprise of a total of 61,618 rentable square feet.

        3.     Base Rent.    Commencing on the Expansion Space Commencement Date, Base Rent under the Sublease shall be as set forth on Exhibit B (which shall replace Exhibit C to the Sublease in its entirety). The first full month's Base Rent for the Expansion Space in the amount of $22,334.68 shall be due and payable upon Subtenant's execution of this Amendment.

        4.     Abatement of Base Rent.    Notwithstanding the Base Rent schedule attached to this Amendment as Exhibit B, Base Rent in the amount of $30,000.00 shall be abated from Base Rent first coming due for the Expansion Space in the second (2nd) full month of the Expansion Space Term and partially in the third (3rd) full month of the Expansion Space Term.

        5.     Subtenant's Share.    Commencing on the Expansion Space Commencement Date, Subtenant's Pro Rata Share of Reimbursable Expenses shall be one hundred percent (100%). Any utility and service contracts in the name of Sublandlord relating to services provided by third parties in or for the Subleased Premises shall be cancelled, or if requested by Subtenant in writing, assigned to Subtenant. The parties shall coordinate such cancellation or assignment such that there is no interruption in services desired to be continued by Subtenant.

        6.     Right of First Refusal.    The parties have entered into this Amendment in connection with Subtenant's exercise of its Right of First Refusal under Section 5 of the Sublease. Effective as of the date of this Amendment, Section 5 of the Sublease is hereby deleted in its entirety and of no further force and effect.

        7.     Maintenance of the Building.    The first sentence of Section 9.3 of the Sublease is hereby deleted. As the sole occupant of the Premises, Subtenant agrees to perform all Sublandlord's maintenance obligations as "Tenant" as provided in Section 7.1 of the Master Lease and which accrue on and after the Expansion Space Commencement Date.

        8.     As Is.    Subtenant is accepting the Expansion Space AS IS and WITH ALL FAULTS, subject to Section 10 below; provided, however, Sublandlord shall deliver the Expansion Space to Subtenant in broom-clean condition and with all plumbing, mechanical, electrical lighting and other buildings systems within the Expansion Space in good working order. Subject to the foregoing, Sublandlord has no obligation to modify, alter or improve the Expansion Space.

        9.     Parking.    As of the Expansion Space Commencement Date, Subtenant shall be entitled to use all of Sublandlord's parking rights, and the use of 210 parking spaces, as set forth in the Master Lease.

        10.   Furniture, Fixtures and Equipment.    The Sublandlord's furniture, fixtures and equipment currently located within the Expansion Space and identified in Exhibit C to this Amendment shall be added to the FF&E provided to Subtenant pursuant to Section 9.8 of the Sublease, at no additional charge. Subtenant acknowledges that certain furniture owned by an executive of the Sublandlord is not included in FF&E, and Sublandlord shall remove such furniture from the Expansion Space and repair any damage caused by such removal prior to the Expansion Space Commencement Date, all at Sublandlord's sole cost and expense. Prior to the Expansion Space Commencement Date, the parties shall prepare a supplement to Exhibit F to the Sublease and attach it to this Amendment as Exhibit C.

        11.   Other Modifications of Sublease.    As of the Expansion Space Commencement Date, the entirety of Section 9.11 is hereby deleted and all provisions relating to and references to the terms "Second Floor Space" and "Second Floor Occupant" therein are hereby deleted from the Sublease.

        12.   Signage.    Section 9.12 of the Sublease is hereby deleted in its entirety and replaced with the following: "Subject to Section 34 of the Master Lease, Subtenant shall be allowed external monument signage and all other signage as is approved by Sublandlord and Master Landlord and permitted under the terms of the Master Lease. Sublandlord's approval of such signage shall not be unreasonably withheld, conditioned or delayed."

        13.   Leasing Commissions.    Each party hereby warrants to the other party that it has had no dealing with any finder, broker or agent in connection with this Amendment other than Burnham Real Estate representing Sublandlord, and Irving Hughes representing Subtenant. All lease commissions due to the foregoing brokers shall be paid by Sublandlord pursuant to separate written agreement. Each party hereby agrees that it shall indemnify, defend and hold harmless the other party from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any other finder, broker or agent based upon dealings with the indemnifying party with respect to this Amendment.

        14.   Ratification of Sublease.    The Sublease, as amended by this Amendment, is hereby ratified by Sublandlord and Subtenant, and Subtenant and Sublandlord hereby agree that the Sublease, as so amended, shall continue in full force and effect. Each of Sublandlord and Subtenant hereby represents and warrants to the other that, as of the date hereof, (a) it has full power and authority to enter into and perform its obligations hereunder; and (b) to its knowledge, it is not in default of any of its obligations under the Sublease.

        15.   Miscellaneous.

          (a)   Voluntary Agreement.    The parties have read this Amendment, and on the advice of counsel they have freely and voluntarily entered into this Amendment.

          (b)   Attorneys' Fees.    If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and costs of suit.

          (c)   Successors.    This Amendment shall be binding on and inure to the benefit of the parties and their successors.

          (d)   Counterparts.    This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Sublease as of the date first above written.

SUBLANDLORD:		SUBTENANT:
MICROMET, INC., a Delaware corporation		GENOPTIX, INC., a Delaware corporation
By:	/s/ MATTHIAS S. ALDER	By:	/s/ TINA S. NOVA
Its:	Senior Vice President and General Counsel	Its:	President & CEO

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  Exhibit 10.9
AMENDMENT NO. 1 TO SUBLEASE